Exhibit 10.8

NAC DRIVE SYSTEMS, INC.

4720 Salisbury Road

Jacksonville, FL 32256

August 25, 2014

VIA ELECTRONIC MAIL

Mr. Vincent Genovese

vgenovese@nacdrivesystems.com

Re: Shareholder Option Sale Agreement

Mr. Genovese:

This Side Letter Agreement (the “Letter”) is being sent to you in connection with the Shareholder Option Agreement (the “Agreement”), by and between you and NAC Drive Systems, Inc., formerly NAC Harmonic Drive, Inc. (the “Company”). The purpose of this Letter is to memorialize various understandings and clarifications by and among you and the Company in connection with the Agreement. This Letter shall be deemed effective as of May 15, 2014.

Such understandings/clarifications are as follows:

1.	The Company is not required to make installment payments to you in connection with the purchase of the seven hundred fifty (750) shares of common stock of Conic Systems, Inc. (the “Shares”), which you currently own.

2.	The Company shall not be obligated to purchase the Shares from you until (a) it has received financing in the collective minimum amount of one million five hundred dollars ($1,500,000) or it has accumulated through organic operations an equivalent amount readily available in cash; and (b) until it is more probable than not that the Company will not operate at a loss during the fiscal quarter following the purchase of the Shares is likely (such probability shall be determined by the Company’s independent accountants).

3.	When the Company is able to purchase the Shares, it will purchase all of the Shares at the same time and not in increments.

4.	The ten-year (10) payout which was agreed to previously as an oral modification to the Agreement is now void.

Mr. Vincent Genovese

August 25, 2014

Page | 2

5.	The $50,300 payment made by the Company to you shall be treated as a deposit (the “Deposit”) towards the purchase price of the Shares. In the event the Company has not purchased the Shares by the fourth quarter (4th) of fiscal year 2015, the Deposit shall be returned to the Company.

6.	The Company shall have the right to terminate the Agreement on or before the last business day of the fourth quarter (4th) of fiscal year 2015. In such event, you shall return the Deposit to the Company and neither party shall have any remaining obligations to the other party.

This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, electronic delivery, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, electronic copy, or “.pdf” signature page were an original thereof.

Very truly yours,

NAC DRIVE SYSTEMS, INC.

By:	/s/ Jose Pujol, Jr.
Name: Jose Pujol, Jr.
Title: Secretary

AGREED AND CONSENTED TO BY:

/s/ Vincent Genovese
VINCENT GENOVESE